UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADVENT TECHNOLOGIES HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

ADVENT TECHNOLOGIES HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2024

We are pleased to notify you that Advent Technologies Holdings, Inc. (“Advent,” “we,” “our,” “us,” or the “Company”) will hold a special meeting of our stockholders (the “Special Meeting”) on April 29, 2024, at 9:00 a.m. Eastern Time, in a virtual meeting format at www.virtualshareholdermeeting.com/ADN2024SM for the following purposes:

1. To amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect, at the discretion of the Board of Directors (the “Board”), a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio in the range of 1-for-2 to 1-for-30, with such ratio to be determined at the discretion of the Board (the “Reverse Split Proposal”);

2. To approve an amendment to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”) to increase the number of shares of Common Stock issuable under the Plan from 6,915,892 to 17,079,188; and

3. To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Our board of directors has established the close of business on March 8, 2024, as the “record date” for the Special Meeting (the “Record Date”). This means that you are entitled to vote at the Special Meeting (by remote communication or by proxy) if our stock records show that you owned our Common Stock at that time.

A list of stockholders as of the Record Date will be available at our headquarters at 500 Rutherford Avenue Suite 102, Boston, MA 02129 for a period of at least ten (10) days prior to the Special Meeting. A list of stockholders will also be available electronically on the virtual meeting website during the meeting.

The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote your shares, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ADN2024SM. Details regarding how to attend the Special Meeting online are more fully described in this proxy statement.

Whether you plan to attend the Special Meeting or not, it is important that you cast your vote either by remote communication at the meeting or by proxy. You may vote at the meeting over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend. You will need the 16-digit control number included with the Notice, on your proxy card, or the instructions that accompany your proxy materials to attend the Special Meeting virtually via the Internet.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor New York, NY 10036

Toll-Free Phone Number: (855) 305-0855

Email: info@okapipartners.com

Thank you for your continued support of Advent Technologies Holdings, Inc. We look forward to seeing you at the Special Meeting.

ADVENT TECHNOLOGIES HOLDINGS, INC.

/s/ Vassilios Gregoriou
Vassilios Gregoriou Chief Executive Officer and Chairman of the Board

March 29, 2024

Boston, Massachusetts

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2024:

THE PROXY STATEMENT AND FORM OF PROXY CARD ARE AVAILABLE AT
HTTPS://WWW.ADVENT.ENERGY/INVESTORS

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS OF

ADVENT TECHNOLOGIES HOLDINGS, INC.

TO BE HELD APRIL 29, 2024 AT 9:00 AM EASTERN TIME

INTRODUCTION

The board of directors (the “Board”) of Advent Technologies Holdings, Inc. (“Advent,” “we,” “our,” “us,” or the “Company”) is soliciting proxies from stockholders for its use at a special meeting of stockholders (the “Special Meeting”), and at any adjournment or adjournments of that meeting. The Special Meeting is scheduled to be held on April 29, 2024, at 9:00 a.m., Eastern Time, in a virtual meeting format at www.virtualshareholdermeeting.com/ADN2024SM.

This proxy statement relates to the solicitation of proxies by our Board for use at the Special Meeting.

On or about March 29, 2024, we will commence mailing a full set of proxy materials to all stockholders entitled to vote at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The SEC’s e-proxy rules require companies to post their proxy materials on the Internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to stockholders. The Company’s Proxy Statement for the Special Meeting of Stockholders and Proxy Card are available at www.advent.energy/Investors.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the Special Meeting are:

1. To amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect, at the discretion of the Board, a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio in the range of 1-for-2 to 1-for-30, with such ratio to be determined at the discretion of the Board (the “Reverse Split Proposal”); and

2. To approve an amendment to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”) to increase the number of shares of Common Stock issuable under the Plan from 6,915,892 to 17,079,188 (the “Plan Amendment Proposal”); and

3. To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Record Date; Stockholders Entitled To Vote At The Meeting

Our Board has established the close of business on March 8, 2024, as the “record date” for the Special Meeting (the “Record Date”). This means that you are entitled to vote at the Special Meeting (and any adjournments) if our records show that you owned our Common Stock at that time. As of the Record Date, 77,618,716 shares of our Common Stock were issued and outstanding, held by approximately 126 registered stockholders of record. Each issued and outstanding share of Common Stock as of the Record Date is entitled to one vote on each matter properly to come before the Special Meeting and can be voted only if the record owner of that share, determined as of the Record Date, is present by remote communication at the meeting or represented by proxy. A list of stockholders entitled to vote will be available for examination during the Special Meeting at www.virtualshareholdermeeting.com/ADN2024SM.

Quorum

The presence, virtually online or by proxy, of holders of at least one-third (1/3) of the total votes entitled to be cast by the holders of all issued and outstanding shares of capital stock of the Company entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions, withheld votes and “broker non-votes”, if any, will be included in the calculation of the number of shares considered to be present at the Special Meeting to determine whether a quorum has been established. If a quorum is not present, we will be required to reconvene the Special Meeting at a later date.

Virtual Meeting

To participate in the Special Meeting, stockholders as of the Record Date, or their duly appointed proxies, will need the 16-digit control number provided on the proxy card, voting instructions form or Notice. We encourage you to access the meeting starting at 8:30 a.m. but no later than 10 minutes before the start time of 9:00 a.m., Eastern Time, on April 29, 2024. Please allow ample time for online check-in, which will begin at 9:00 a.m., Eastern Time, on April 29, 2024. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Special Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ADN2024SM. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership, will be posted at www.virtualshareholdermeeting.com/ADN2024SM.

Even if you plan to attend the Special Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Special Meeting.

Attending the Special Meeting

The Special Meeting will be held entirely online at www.virtualshareholdermeeting.com/ADN2024SM. A summary of the information you need to attend the Special Meeting online is provided below:

●	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of common stock ownership, are posted at www.virtualshareholdermeeting.com/ADN2024SM.

●	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Special Meeting and the day of the Special Meeting.

●	Please have your 16-digit control number to enter the Special Meeting.

●	Stockholders may submit questions while attending the Special Meeting via the Internet.

●	The meeting webcast will begin promptly at 9:00 a.m., Eastern Time.

●	We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:30 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

Technical Assistance for the Virtual Special Meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Special Meeting website. If you encounter any difficulties accessing the virtual Special Meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting login page.

Voting Shares That You Hold In Your Name as a Stockholder of Record

If your shares are registered directly in your name with our transfer agent, then you are considered the “stockholder of record” with respect to those shares. You have four choices:

●	VOTE BY INTERNET – www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time, on April 28, 2024. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

●	VOTE BY MAIL – If you requested and received a proxy card by mail, mark, sign, and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

●	VOTE BY PHONE – Use a touch tone phone by calling the toll-free number 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m., Eastern Time, on April 28, 2024. Have the Notice in hand when you access the phone number. Follow the steps outlined on the phone line.

●	VOTE BY REMOTE COMMUNICATION AT THE VIRTUAL MEETING – See “Attending the Special Meeting,” below.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the Special Meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank, or nominee in how to vote your shares. Your broker, bank, or nominee may allow you to deliver your voting instructions via the telephone or the Internet.

Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.

A broker “non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals that are non-routine matters and has not received instructions from its customer regarding how to vote on a particular proposal. Brokers that hold shares of common stock in “street name” for customers that are the beneficial owners of those shares may generally vote on certain “routine” matters. However, brokers generally do not have discretionary voting power (i.e., they cannot vote) on non-routine matters without specific instructions from their customers. Proposals are determined to be routine or non-routine matters based on the rules of the various regional and national exchanges of which the brokerage firm is a member. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

Required Votes to Approve Each Proposal; Voting Options

As a stockholder, you may cast one vote for each share of our Common Stock held by you as of the Record Date on all matters presented at the meeting. Holders of our Common Stock do not possess cumulative voting rights.

Proposal		Description of Votes Required
1.	Amendment to Certificate of Incorporation – Reverse Stock Split	Approval of an amendment to the Certificate of Incorporation to effect, at the discretion of the Board, a reverse stock split of the Company’s common stock, par value $0.0001 per share, at a ratio in the range of 1-for-2 to 1-for-30, with such ratio to be determined at the discretion of the Board, requires the affirmative vote of a majority of the outstanding shares of our Common Stock by the stockholders represented in person or by proxy entitled to vote thereon.

2.	Amendment to the Plan to Increase Number of Shares Authorized to be Issued Pursuant Thereto	Approval of an amendment to the Plan to increase the number of shares of Common Stock issuable under the Plan from 6,915,892 to 17,079,188 requires the affirmative vote of a majority of the outstanding shares of our Common Stock by the stockholders represented in person or by proxy entitled to vote thereon. You may vote “for,” “against” or “abstain” on this proposal. Abstentions will have the same effect as votes against the proposal.

Our Board’s Voting Recommendations

Our Board recommends that you vote:

●	FOR the approval of an amendment to our Certificate of Incorporation to effect, at the discretion of the Board, a reverse stock split of Common Stock at a ratio in the range of 1-for-2 to 1-for-30, with such ratio to be determined at the discretion of the Board; and

●	FOR the approval of an amendment to our Plan to increase the number of shares of Common Stock that may be issued pursuant to the Plan.

If any other matter is properly brought before the Special Meeting, the Company – through the individual named in the proxy and acting as the “proxy holder,” or his or her designee, and pursuant to the blanket authorization granted under the proxy – will vote your shares on that matter in accordance with the discretion and judgment of the proxy holder.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the proposals specifically described by this proxy statement, be presented for consideration or action by our stockholders at the Special Meeting. If any such other matter should properly come before the Special Meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our Certificate of Incorporation or amended and restated bylaws or applicable law require otherwise. If you vote by proxy, you will be granting the proxy holder authority to vote your shares on any such other matter in accordance with his discretion and judgment.

Revocation of Proxies or Voting Instructions

A stockholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the Special Meeting by executing and delivering a timely and valid later-dated proxy, by a timely and valid later Internet or telephone vote, by voting by remote communication at the meeting or by giving written notice to the Secretary. Attendance at the meeting online will not have the effect of revoking a proxy unless a stockholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the stockholder votes by remote communication at the meeting. Beneficial owners who have directed their broker, bank, or nominee as to how to vote their shares should contact their broker, bank, or nominee for instructions as to how they may revoke or change those voting directions.

Interest of Executive Officers and Directors

Certain of our officers and directors have an interest in the Reverse Split Proposal as a result of their ownership of shares of Common Stock. However, we do not believe that our officers or directors have interests in the Reverse Split Proposal that are different than or greater than those of any of our other stockholders.

Solicitation of Proxies

Our Board is soliciting the enclosed proxy. We will bear the cost of this solicitation of proxies. Solicitations will be made by mail. We have retained Okapi Partners LLC to assist in the solicitation of proxies for compensation of approximately $5,000, plus reimbursement of related expenses. In addition to solicitation by mail and by Okapi Partners LLC, our directors, officers, and employees may solicit proxies on behalf of the Company, without additional compensation, by telephone, facsimile, mail, on the Internet or virtually via the Internet. We may reimburse banks, brokerage firms, other custodians, nominees, and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our stock.

PROPOSAL 1

THE REVERSE SPLIT PROPOSAL

The Board has unanimously adopted and is submitting for stockholder approval an amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board, a reverse stock split (the “Reverse Stock Split”) at a ratio in the range of 1-for-2 to 1-for-30, with such ratio (the “Final Ratio”) to be determined at the discretion of the Board. Depending on the Final Ratio determined by the Board, no fewer than every two and no more than every 30 shares of Common Stock, including shares held in our treasury, will be combined into one share of Common Stock at the Effective Time (as defined below). The purpose of seeking stockholder approval of the Reverse Stock Split within the range set forth above (rather than a fixed ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Stock Split. The Board believes it is in the best interests of the Company and our stockholders to grant such approval. If the stockholders approve the Reverse Split Proposal, the Board, in its discretion, may elect to effect the Reverse Split Proposal, or the Board may determine in its discretion not to proceed with the Reverse Split Proposal. The Reverse Stock Split will only be effected after the Board (or a duly authorized committee of the Board) authorizes the filing of a Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and upon the filing and effectiveness of such Amendment (the “Effective Time”). The form of the proposed Amendment is attached to this proxy statement as Annex A. The Board reserves the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the Effective Time, even if stockholders approve such amendment at the Special Meeting.

Reason for the Reverse Split Proposal

On March 12, 2024, the Board approved the proposal authorizing the reverse stock split because the Board believes that effecting the Reverse Stock Split could be an effective means of regaining and maintaining compliance with the minimum trading price requirement for continued listing of our common stock on The Nasdaq Capital Market.

On May 24, 2023, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq Stock Market LLC (“Nasdaq”) indicating that the bid price of the Common Stock had closed below $1.00 per share for 30 consecutive business days and, as a result, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2), which sets forth the minimum bid price requirement for continued listing on the Nasdaq Capital Market (the “Minimum Bid Requirement”). This initial letter provided that the Company had until November 20, 2023, to regain compliance with the Minimum Bid Requirement (the “Initial Period”) by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days.

The Company requested in writing an additional 180-calendar day compliance period after the expiration of the Initial Period to regain compliance with the Nasdaq requirements and informed Nasdaq of its intention to cure the deficiency during any second compliance period extension by effecting a reverse stock split, if necessary. During the Initial Period, the Company continued to satisfy the criteria for initial listing on the Nasdaq Capital Market, except the Minimum Bid Requirement, and the continued listing requirement for market value of publicly held shares.

On November 21, 2023, Nasdaq notified the Company that, after an analysis of the requirements under Nasdaq Listing Rule 5810 (c)(3)(A), the Staff determined that the Company is eligible for an additional 180 calendar day extension period (the “Additional Period”), or until May 20, 2024, to regain compliance with the Minimum Bid Requirement. This Additional Period relates exclusively to the bid price deficiency and the Company may be delisted during this Additional Period for failure to maintain compliance with any other listing requirements which occur during the Additional Period. If at any time during the Additional Period the closing bid price of the Common Stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance and this matter will be closed. As of the date of this proxy statement, the Company does not currently satisfy the Minimum Bid Requirement. Under Nasdaq Listing Rule 5810(c)(2)(A)(i) and as stated in Nasdaq’s second letter, we have until May 20, 2024, to submit a plan to regain compliance with the Minimum Bid Requirement. Notwithstanding, if it appears to the Staff that the Company will not be able to regain compliance with the Minimum Bid Requirement, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting. In the event of such notification, the Company would appeal Nasdaq’s determination to delist its securities to a Hearings Panel, which would consider the Company’s plan to regain compliance with the Minimum Bid Requirement.

If the reverse stock split successfully increases the per share price of our Common Stock for the requisite amount of time in accordance with Nasdaq rules, the Board believes this will increase the likelihood that the Company will maintain The Nasdaq Capital Stock Market listing of our Common Stock. However, there can be no assurance that Nasdaq would grant the Company’s request for continued listing, especially if the Company fails to cure its Minimum Bid Requirement deficiency.

In the event that our Common Stock is delisted by Nasdaq, our Common Stock would likely trade on the over-the-counter market. If our shares were to trade on the over-the-counter market, selling shares of our Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our Common Stock, further limiting the liquidity of our common shares. These factors could result in lower prices and larger spreads in the bid and ask prices for Common Stock. Such potential delisting from the Nasdaq and continued or further declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing.

In light of the factors mentioned above, our Board approved this proposal as a potential means of maintaining the price of our common stock above $1.00 per share in compliance with Rule 5550(a)(2).

Certain Risks Associated with the Reverse Stock Split

There are risks associated with the reverse stock split, including that the reverse stock split may not result in a sustained increase in the per share price of our common stock. There is no assurance that:

●	the market price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split; and

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Rule 5550(a)(2), or that we will meet all other the requirements of Nasdaq continued inclusion for trading on Nasdaq.

If the Reverse Split Proposal is Not Approved

If the Reverse Split Proposal is not approved, the Company may adjourn the Special Meeting in order to seek time to obtain sufficient votes in support of the Reverse Split Proposal. If the Reverse Split Proposal is not approved, the Company will abandon the amendment to the Certificate of Incorporation to effect the Reverse Stock Split. In such case, it could significantly and negatively affect the Company’s ability to satisfy the Minimum Bid Requirement, and our Company may be delisted from Nasdaq as a result.

If the Reverse Split Proposal is Approved

General. If the Reverse Split Proposal is approved and implemented, the principal effects would be that (i) the shares of Common Stock owned by a stockholder would be combined into one share of Common Stock based on the Final Ratio, with any fractional shares being treated as addressed below, and (ii) the total number of issued shares of Common Stock (including treasury shares) would decrease based on the Final Ratio.

The following table contains approximate information, based on share information as of March 8, 2024 (the Record Date), relating to our issued shares of Common Stock (including treasury shares) based on the range of Reverse Stock Split ratios to be authorized by our stockholders, without giving effect to the treatment of fractional shares:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued (including Treasury Shares)	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	500,000,000	77,618,716	119,126,055	303,255,229
Post-Reverse Stock Split 1:2	500,000,000	38,809,358	59,563,028	151,627,615
Post-Reverse Stock Split 1:5	500,000,000	15,523,744	23,825,211	60,651,046
Post-Reverse Stock Split 1:10	500,000,000	7,761,872	11,912,606	30,325,523
Post-Reverse Stock Split 1:15	500,000,000	5,174,582	7,941,737	20,217,016
Post-Reverse Stock Split 1:20	500,000,000	3,880,936	5,956,303	15,162,762
Post-Reverse Stock Split 1:25	500,000,000	3,104,749	4,765,043	12,130,210
Post-Reverse Stock Split 1:30	500,000,000	2,587,291	3,970,869	10,108,508

The Reverse Stock Split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The Reverse Stock Split would affect all of the holders of our Common Stock uniformly and would not affect any stockholder’s percentage ownership interests in the Company. Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares. Common Stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. We will not issue any fractional shares as a result of the Reverse Stock Split as described below in the paragraph titled “Fractional Shares.” Each stockholder will hold the same percentage of Common Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split other than the nominal effect of the treatment of fractional shares.

In addition, the Reverse Stock Split will not itself immediately affect our overall market capitalization, i.e., our market capitalization immediately before the Reverse Stock Split will be the same as immediately after the Reverse Stock Split, except as a result of the treatment of fractional shares as described below. However, if our trading price increases or declines over time following the Reverse Stock Split, we will have a higher or lower market capitalization depending on that trading price.

Exchange Act and Stock Listing. After the Effective Time, we would continue to be subject to periodic reporting and other requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Common Stock would continue to be listed on Nasdaq under the symbol “ADN.”

New CUSIP Number. After the Effective Time, the post-Reverse Stock Split shares of Common Stock would have a new CUSIP number, which is a number used to identify our equity securities.

Effectiveness of Reverse Stock Split. The Reverse Stock Split, if approved by stockholders, would become effective upon the date determined by the Board and, if required by law or otherwise deemed advisable by the Board, upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. It is expected that this filing will take place promptly following the Special Meeting, assuming the stockholders approve the Reverse Split Proposal. However, the exact timing of the filing of the Certificate of Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split Proposal if, at any time before the Effective Time, the Board, in its sole discretion, determines that it is no longer in our and our stockholders’ best interests to proceed with the Reverse Split Proposal.

Effect on the Company’s Stock Plans. As of February 2, 2021, we reserved approximately 6,915,892 shares of Common Stock in connection with our Plans and equity awards. Under the terms of the Plan, in the event of a stock split, the Compensation Committee of the Board (the “Compensation Committee”), acting as Administrator of the Plan, shall make appropriate adjustments to the maximum number of shares of stock specified in Section 4(a) therein that may be delivered under the Plan, and will make appropriate adjustments to the number and kind of shares of stock or securities underlying equity awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to equity awards and any other provision of the equity awards affected by such change. In accordance with such provision, upon implementation of the Reverse Split Proposal, the Compensation Committee has determined to make certain equitable adjustments to the number of shares issuable upon the vesting of outstanding restricted stock units, per share exercise price and the number of shares issuable upon the exercise of stock options under the Plans and proportionately adjust the aggregate number of shares reserved for issuance and the aggregate number of shares that may be issued pursuant to incentive stock options based on the Final Ratio determined by the Board. In addition, pursuant to the authority provided under the Plans, the Compensation Committee, or the Board, as applicable, is expected to authorize the Company to effect any other changes necessary, desirable, or appropriate to give effect to the Reverse Split Proposal, including any applicable technical, conforming changes to our Plans. The Compensation Committee or the Board will also determine the treatment of fractional shares subject to stock options and other outstanding awards under the Plans.

Effect on Authorized but Unissued Shares of Common Stock. Currently, we are authorized in our Certificate of Incorporation to issue up to a total of 500,000,000 shares of Common Stock. The total number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split. As of the Record Date, we had 77,618,716 shares of Common Stock outstanding and no shares of Common Stock held in treasury. As described above, the Reverse Stock Split would have the effect of reducing the number of issued and outstanding shares of Common Stock, the number of shares of Common Stock held in treasury, and the number of shares of Common Stock reserved for issuance pursuant to our stock plans. Therefore, because the total number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or reserved for issuance would increase. All authorized but unissued shares that are not reserved for issuance would remain available for issuance by the Board for general corporate purposes at any time, at its discretion, without stockholder approval. If the Board were to authorize the issuance of any such shares, such issuances could dilute the ownership interests of holders of Common Stock and may also cause a decline in the trading price of our Common Stock.

Effect on Warrants. If the Reverse Stock Split is effected, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of Warrants to Purchase Common Stock into shares of Common Stock. This will result in approximately the same aggregate price being required to be paid under such securities upon exercise or conversion, and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based on the Final Ratio, subject to our treatment of fractional shares.

Potential Anti-Takeover Effect. This proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of Common Stock vis-à-vis the outstanding shares of Common Stock and could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the Reverse Split Proposal providing for the Reverse Stock Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to the Certificate of Incorporation. Other than the Reverse Split Proposal for the Reverse Stock Split, the Board does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

Fractional Shares. Stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, we will pay to each registered stockholder, in cash, the value of any fractional share interest in our Common Stock arising from the Reverse Stock Split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the common stock as reported on Nasdaq, as of the effective date of the Reverse Stock Split.

Effect on Par Value; Reduction in Stated Capital. The Reverse Stock Split will not affect the par value of our Common Stock, which will remain at $0.0001 per share of Common Stock. As a result, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of Common Stock multiplied by the aggregate number of shares of Common Stock issued (including treasury shares), will be reduced in proportion to the Final Ratio selected by the Board. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the Common Stock, will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares of Common Stock following the proposed Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Appraisal or Dissenter’s Rights. Under Delaware law, holders of Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Split Proposal.

Effect on Registered and Beneficial Holders. If the Reverse Stock Split is effected, we intend to treat beneficial holders (i.e., stockholders who hold their shares in “street name” through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, or other nominee and who have questions in this regard are encouraged to contact their banks, brokers or other nominees.

Effect on Registered Book-Entry Holders. Some of our registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders do not have stock certificates evidencing their ownership of Common Stock. Instead, they are provided with a statement reflecting the number of shares registered in their accounts. If you hold shares in book-entry form, you do not need to take any action following the Effective Time in order for your shares to be adjusted to reflect the Reverse Stock Split, subject to the treatment of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold following the Effective Time.

Reservation of Right to Abandon the Reverse Split Proposal

The Board reserves the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the Effective Time, even if stockholders approve such amendment at the Special Meeting. By voting in favor of the Reverse Split Proposal, stockholders are also expressly authorizing the Board to determine not to proceed with, and abandon, the Reverse Split Proposal if it should so decide.

Interests of Directors and Executive Officers

Certain of our officers and directors have an interest in the Reverse Split Proposal as a result of their ownership of shares of Common Stock. However, we do not believe that our officers or directors have interests in the Reverse Split Proposal that are different than or greater than those of any of our other stockholders.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, which we refer to as the IRS, in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect us or a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below and there can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the impact of the Medicare contribution tax on net investment income.

In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, or U.S. Holders who actually or constructively own 10% or more of our voting stock.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding Common Stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the proposed Reverse Stock Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the proposed Reverse Stock Split may not be the same for all stockholders.

Each stockholder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Tax Consequences to the Company. The proposed Reverse Stock Split is intended to be treated as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. As a result, we should not recognize taxable income, gain or loss in connection with the proposed Reverse Stock Split.

Tax Consequences to U.S. Holders. Assuming the Reverse Stock Split qualifies as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code, except as described below with respect to cash received in lieu of a fractional share, a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of Common Stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of Common Stock exchanged therefor. The U.S. Holder’s holding period in the shares of Common Stock received pursuant to the proposed Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) should include the holding period in the shares of Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above, we will not issue fractional shares of Common Stock in connection with the Reverse Stock Split. Instead, we will pay to each registered stockholder, in cash, the value of any fractional share interest in our Common Stock arising from the Reverse Stock Split. Those registered stockholders who hold their shares in certificate form will receive a cash payment for their fractional interest, if applicable, following the surrender of their pre- Reverse Stock Split stock certificates for post- Reverse Stock Split shares. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the common stock as reported on Nasdaq, as of the effective date of the Reverse Stock Split.

In general, a U.S. Holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. Holder’s tax basis of the Common Stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in its Common Stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Holders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our Common Stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. Holder is an exempt recipient and timely and properly establishes the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. Holder timely provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation and our view regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Stock Split.

Required Vote

The Reverse Split Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO IN THE RANGE OF 1-FOR-2 TO 1-FOR-30, WITH SUCH RATIO TO BE DETERMINED AT THE DISCRETION OF THE BOARD.

PROPOSAL 2

AMENDMENT TO THE ADVENT TECHNOLOGIES HOLDINGS, INC.

2021 EQUITY INCENTIVE PLAN

The Board has unanimously adopted, and is submitting for stockholder approval, an amendment to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan (as amended by the Plan Amendment, the “Amended Plan”) to increase the number of shares of our Common Stock authorized for issuance under the Plan by 10,163,296 shares to continue to meet our compensation goals for current and future years and to provide sufficient authorized shares available under the Plan (the “Plan Amendment Proposal”). The Board believes that the success of the Company is largely dependent on its ability to attract, retain and motivate highly-qualified employees and non-employee directors, and that by continuing to offer them the opportunity to acquire or increase their proprietary interest in the Company, the Company will enhance its ability to attract, retain and motivate such persons.

As of March 8, 2024, there were approximately 823,585 shares of Common Stock available for issuance under the Plan. Accordingly, the Board has determined that there are not sufficient shares of Common Stock available under the Plan to support the Company’s intended compensation programs over the next several years.

On February 2, 2024, subject to stockholder approval, the Board approved the Plan Amendment described in this Proposal 2, and the Board is now submitting the Plan Amendment attached to this Proxy Statement as Annex B for stockholder approval. As proposed for approval, the Plan Amendment will increase the number of shares of our Common Stock issuable under the Plan by 10,163,296 shares. As described more fully below, we consider equity compensation to be a key component of our compensation structure.

The closing sale price of our Common Stock quoted on The Nasdaq Capital Market on March 25, 2024, was $0.1840 per share.

Description of the Plan Amendment

The following is a summary of the Plan Amendment:

Section 4(a) of the Plan is amended to include an additional 10,163,296 shares of Common Stock authorized for issuance under the Plan.

Description of the Plan

The following is a summary of the material terms of the Plan. This summary is not complete and is qualified in its entirety by reference to the full text of the Plan, as modified by the Plan Amendment attached to this Proxy Statement as Annex B, and it assumes that this Proposal 2 is approved.

Purpose

The purpose of the Plan is to advance our interests by providing for the grant to our employees, directors, consultants, and advisors of stock and stock-based awards.

Administration

The Plan is administered by the Compensation Committee, except with respect to matters that are not delegated to the Compensation Committee by the Board. The Compensation Committee (or Board, as applicable) has the discretionary authority to interpret the Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Plan and awards, determine the time or times of receipt, type of and number of shares of Common Stock covered by awards and otherwise do all things necessary or desirable to carry out the purposes of the Plan or any award. The Compensation Committee may delegate such of its duties, powers, and responsibilities as it may determine to one or more of its members, members of the Board and, to the extent permitted by law, the Company’s officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this description, the term “Administrator” refers to the Compensation Committee and its authorized delegates, as applicable.

Eligibility

Company employees, directors, consultants, and advisors are eligible to participate in the Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or certain of our affiliates on the date of grant of the award.

Authorized Shares

Subject to adjustment as described below, the maximum number of shares of our Common Stock that may be delivered in satisfaction of awards under the Plan is currently 6,915,892 shares. If the Plan Amendment is approved by the stockholders, the maximum number of shares of our Common Stock that may be delivered in satisfaction of awards under the Plan will increase to 17,079,188. The number of shares of our Common Stock delivered in satisfaction of awards under the Plan is determined (i) by including shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including the full number of shares covered by any portion of a SAR which is settled in shares of our Common Stock, and (iii) by excluding any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to us without the delivery (or retention, in the case of restricted stock or unrestricted stock) of shares of our Common Stock. The number of shares available for delivery under the Plan will not be increased by any shares that have been delivered under the Plan and are subsequently repurchased using proceeds directly attributable to stock option exercise. Shares that may be delivered under the Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by the Company.

Director Limits

The aggregate value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Plan, for his or her services as a director during such calendar year, may not exceed $500,000 with the value of any awards under the Plan calculated based on their grant date fair value and assuming maximum payout.

Types of Awards

The Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards and other awards that are convertible into or otherwise based on our Common Stock. Dividend equivalents may also be provided in connection with certain awards under the Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our Common Stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without stockholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock, and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered, or offered for sale to us if specified performance or other vesting conditions are not satisfied.

Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our Common Stock, subject to such terms and conditions as it determines.

Substitute awards. The Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are inconsistent with the terms and conditions of the Plan.

Vesting; Terms of Awards

The Administrator determines the terms and conditions of all awards granted under the Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award. The Administrator may cancel, rescind, withhold, or otherwise limit or restrict any award if a participant is not in compliance with all applicable provisions of the Plan and/or any award agreement evidencing the grant of an award, or if the participant breaches any restrictive covenants.

Transferability of Awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of Certain Transactions

In the event of certain covered transactions (including the consummation of a consolidation, Business Combination or similar transaction, the sale of all or substantially all of our assets or shares of our Common Stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

●	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;\

●	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

●	The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment Provisions

As noted above, in the event of certain corporate transactions, including a stock dividend, stock split, or combination of shares (including the Reverse Stock Split), recapitalization or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

Clawback

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our Common Stock or provides for forfeiture, disgorgement, or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Amendments and Termination

The Administrator may at any time amend the Plan or any outstanding award and may at any time suspend or terminate the Plan as to future grants. However, except as expressly provided in the Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Plan will be conditioned on stockholder approval to the extent required by applicable law, regulations or stock exchange requirements.

Term

No awards shall be granted under the Plan after the completion of ten years from the date on which the Plan is approved by the board of directors or approved by our stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

Material U.S. Federal Income Tax Consequences of Awards Granted Under the Plan

The following is a summary of U.S. federal income tax consequences associated with awards granted under the Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes, except as may be specifically noted. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.

While the awards that have been granted and that are to be granted pursuant to the Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

Required Vote

The Plan Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO
THE ADVENT TECHNOLOGIES HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE BY 10,163,296 TO 17,079,188.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of March 15, 2024, by:

●	each person known to us to be the beneficial owner of more than 5% of outstanding common stock;

●	each of our named executive officers and directors; and

●	all executive officers and directors as a group

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 77,658,141 shares of Common Stock outstanding as of March 15, 2024.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them. As of March 15, 2024, there are no stockholders of the Company that beneficially own 5% or more of the Company's outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares	%
Directors and Executive Officers
Vassilios Gregoriou (1)	6,367,669	8.2
Emory De Castro (2)	2,413,503	3.1
James Coffey (2)	877,396	1.1
Nora Gourdoupi (3)	379,485	*
Christos Kaskavelis (2)	4,049,907	5.2
Anggelos Skutaris	133,820	*
Lawrence Epstein	117,616	*
Wayne Threatt	114,516	*
Von McConnell	50,000	*
All directors and executive officers as a group (nine individuals) (4)	14,503,912	17.6

* Less than one percent.

(1)	Share amount includes 735,337 shares issuable upon exercise of options.
(2)	Share amount includes an aggregate of 259,344 shares issuable upon exercise of options.
(3)	Share amount includes an aggregate of 81,250 shares issuable upon exercise of options.
(4)	Share amount includes an aggregate of 1,594,619 shares issuable upon exercise of options. Unless otherwise indicated, the business address of each of the individuals is 500 Rutherford Ave., Suite 102, Boston, MA 02129.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

There have been no transactions since January 1, 2023, to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation” sections.

HOUSEHOLDING OF PROXY MATERIALS

U.S. Securities and Exchange Commission rules concerning the delivery of disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of proxy materials was delivered. You may make a written or oral request by sending a notification to our Corporate Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Special Meeting. However, if any other matter shall properly come before the Special Meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

By order of the Board of Directors

/s/ Vassilios Gregoriou
	By:	Vassilios Gregoriou
	Title:	Chairman, Chief Executive Officer, and Director

Dated: March 29, 2024
Boston, Massachusetts

Annex A

Certificate of Amendment

of the

Second Amended and Restated

Certificate of Incorporation

of

Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Advent Technologies Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 18, 2018; an Amended and Restated Certificate of Incorporation of the Corporation was filed on November 15, 2018; a Certificate of Amendment to such Amended and Restated Certificate of Incorporation of the Corporation was filed on May 19, 2020; and a further Certificate of Amendment to such Amended and Restated Certificate of Incorporation of the Corporation was filed on October 16, 2020. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed on February 4, 2021 (together with this amendment, the “Current Certificate”), as amended by that certain Certificate of Amendment to such Second Amended and Restated Certificate of Amendment filed on June 20, 2023.

SECOND: Pursuant to Section 242 of the DGCL the Board of Directors of the Corporation has duly adopted, and the stockholders of the Corporation have approved the amendments to the Current Certificate set forth in this Certificate of Amendment.

THIRD: Pursuant to Section 242 of the General Corporation Law, Article IV is hereby amended by deleting subsection (a) in its entirety and replacing it with the following:

“(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). Upon the filing and effectiveness (the “Effective Time”), pursuant to the DGCL, of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, each [number to be determined from 2 to 30] shares of Common Stock and either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Holders of Common Stock who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive, in cash, the value of any fractional share interest in Common Stock arising from the Reverse Stock Split equal to the fraction to which such stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on The Nasdaq Stock Market as of the Effective Time.”

FOURTH: This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

Annex A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer this ___ day of __________, ______.

ADVENT TECHNOLOGIES HOLDINGS, INC.

By:
Name:	Vassilios Gregoriou
Title:	Chief Executive Officer

Annex A-2

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION w SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ADN2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ADVENT TECHNOLOGIES HOLDINGS, INC. 500 RUTHERFORD AVENUE SUITE 102 BOSTON, MA 02129 V39865-Z87279 ADVENT TECHNOLOGIES HOLDINGS, INC. For Against Abstain The Board of Directors recommends you vote FOR all Proposals: ! ! ! 1. To amend the Company’s Second Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board, a reverse stock split of the Company’s common stock, par value $0.0001 per share, at a ratio in the range of 1-for-2 to 1-for-30, with such ratio to be determined at the discretion of the Board. ! ! ! 2. To approve an amendment to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan to increase the number of shares of Common Stock issuable under the Plan from 6,915,892 to 17,079,188. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice and Proxy Statement is available at www.proxyvote.com. V39866-Z87279 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVENT TECHNOLOGIES HOLDINGS, INC. The undersigned hereby appoints Vassilios Gregoriou, with power to act without the other and with power of substitution, as proxy and attorney in fact and hereby authorizes him to represent and vote, as provided on the other side, all the shares of Advent Technologies Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/ADN2024SM or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side)